SHARE EXCHANGE AGREEMENT

This Agreement and Plan of Share Exchange (the "Agreement") is entered into as of this 1st day of April, 2009, by and between Natural Blue Resources, Inc., a Nevada corporation ("NBR") and Datameg Corporation, a Delaware corporation ("Datameg").

RECITALS

WHEREAS, NBR and Datameg desire to enter into a binding share exchange transaction wherein shareholders of NBR shall transfer all of NBR's issued and outstanding shares of capital stock ("Shares") to Datameg and such Shares shall be converted into and exchanged for shares of Datameg's common stock, equaling upon completion of this share exchange ninety percent(90%) of the issued and outstanding capital stock of Datameg (the "Share Exchange");

WHEREAS, to affect this Agreement, Datameg’s current shareholders must consent to a 100 to 1 reverse stock split reducing Datameg’s outstanding shares to approximately 4.9 million common shares pre-closing and to approximately 49 million shares after the Share Exchange;

WHEREAS, Datameg has no preferred shares issued and outstanding;

WHEREAS, following the Share Exchange, NBR shall become the wholly owned subsidiary of Datameg;

WHEREAS, the parties intend that the Share Exchange qualify under both Sections 351 and Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code");

WHEREAS, as a condition and inducement to Datameg's entering into this Agreement, concurrently with the execution and delivery of this Agreement, NBR’s stockholders are entering into the Voting Agreements in the form attached hereto as Exhibit A (the "VOTING AGREEMENT"); and

WHEREAS, the NBR stockholders entering into Exhibit A together own 100% of the outstanding stock in NBR;

NOW THEREFORE, in consideration of the mutual covenants, and in reliance on the representations and warranties set forth in this Agreement, the parties agree as follows:

TERMS

Section 1. Share Exchange. On the Closing Date, as defined in Section 2,in accordance with applicable provision of the Nevada Revised Statutes and the Delaware General Corporation Law and Sections 351 and 368(a)(1)(B) of the Internal Revenue Code, NBR shall deliver or cause to be delivered certificates representing the Shares, accompanied by stock powers duly signed in blank, together with, appropriate documentary evidence establishing its capacity and authority to enter into this Agreement and to sell, transfer and assign its Shares under this Agreement upon delivery to it of the consideration therefor as set forth below. NBR agrees to cure any deficiencies with respect to the endorsement of the certificates representing the Shares or with respect to the stock powers accompanying the Shares. In exchange for the Shares, Datameg shall issue and deliver on the Closing Date to NBR for distribution to its shareholders in accordance with their relative interests, shares of common stock of Datameg, equaling upon the completion of the Share Exchange ninety percent(90%) of the issued and outstanding voting capital stock of Datameg("Datameg Stock").

Section 2. Closing; Effective Date.

(a) Closing; Effective Date. The closing of the transactions contemplated by this Agreement will occur at the close of business on May 29, 2009 (the "Closing Date"). On or before the Closing Date, the parties shall execute and deliver the documents and certificates contemplated by this Agreement to be executed and delivered.

(b) Legends. Datameg shall place on each certificate evidencing shares of Datameg Stock the restrictive legend set forth below in order to comply with applicable securities laws and Datameg may condition the issuance of the share certificates to NBR shareholders upon their execution and delivery to Datameg of the representations, warranties, and covenants set forth in Section 3 to the extent such apply to each NBR Shareholders and such additional representation, warranties and covenants as Datameg may reasonably request in order to comply with such laws:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAW. THESE SECURITIES MAY NOT BE OFFERED, SOLD, OR OTHERWISE TRANSFERRED IN ANY MANNER ABSENT EITHER REGISTRATION UNDER THE ACT AND UNDER APPLICABLE STATE SECURITIES LAW, OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT REGISTRATION UNDER THOSE LAWS IS NOT REQUIRED.

Section 3. Representations and Warranties of NBR and NBR Shareholders. NBR and, where the context requires, each NBR Shareholder, represent, warrant, and agree as follows:

(a) No encumbrances. All of the Shares will on the Closing Date be free and clear of all liens, encumbrances and claims of every kind. The delivery of such Shares to Datameg pursuant to the provisions of this Agreement will transfer valid title thereto, free and clear of all liens, encumbrances, and claims of every kind.

(b) Authority. NBR has full legal right, power, legal capacity and authority to enter into and to perform its obligations under this Agreement, and all other agreements, instruments and documents to be executed by it pursuant to this Agreement. Its execution, delivery and performance of this Agreement, has been duly authorized by all necessary action, including approval by its board of directors and stockholders, and no other approval or consent of, or notice to any person, entity or governmental agency or authority is necessary. The Agreement and the other documents to be delivered by NBR pursuant to this Agreement (when executed and delivered) will be, valid and enforceable, binding on it in accordance with their terms.

(c) Organization. NBR is a corporation duly organized and validly existing under the laws of Nevada and its status is active. It has all necessary corporate power to own and operate its assets and to carry on its business as presently conducted and as proposed to be conducted after the Share Exchange, and it is duly authorized to conduct business in, and is in good standing under the laws of, each jurisdiction in which the nature of its business or the ownership or operation of its properties requires such qualification. It is not in default under or in violation of any provisions of its Certificate of Incorporation or Bylaws.

(d) Investment Purposes Only. NBR is acquiring Datameg Stock in connection with the transactions contemplated by this Agreement solely for his or her own account, for investment purposes only and not with a view to or any present intention of or effecting a resale in connection with, any distribution of such securities or underwriting of any of such stock, except through underwriters pursuant to a registration statement filed with the Securities and Exchange Commission or pursuant to an exemption from the registration requirements of federal and state securities laws.

(e) No Sale of Securities. No NBR shareholder shall sell, transfer, pledge or otherwise dispose of any shares of Datameg Stock unless the shares are registered under the Securities Act of 1933 and under every applicable state securities law or unless to the satisfaction of Datameg and its counsel, they are to be transferred in a transaction for which registration under those laws is not required.

(f) No Intention to Sell. No NBR shareholder has any plan or intention to engage, directly or indirectly, in a sale, exchange, transfer, redemption or reduction in any way of his or her ownership of any of the Datameg Stock, and did not engage in any sale, exchange, transfer or redemption in any way of his or her ownership of stock in contemplation of the Share Exchange.

(g) Expenses. NBR will pay all expenses incurred in the transactions contemplated by this Agreement.

Section 4. Representations and Warranties of Datameg. Datameg represents and warrants to NBR as follows:

(a) Authority. It has the full right, power, legal capacity and authority to enter into, and to perform its obligations under, this Agreement and all other agreements, instruments, and documents to be executed by it pursuant to this Agreement. Its execution, delivery, and performance of this Agreement, have been duly authorized by all necessary action, including approval by its board of directors, and no other approval or consent of, or notice to, any person, entity, or governmental agency or authority is necessary. This Agreement and the other documents to be delivered by Datameg pursuant to this Agreement (when executed and delivered)will be, Datameg's valid and enforceable obligations, binding on it in accordance with their terms.

(b) Organization. It is a corporation duly organized and validly existing under the laws of Delaware and its status is active. It has all necessary corporate power to own and operate its assets and to carry on its business as presently conducted and as proposed to be conducted after the Share Exchange, and it is duly authorized to conduct business in, and is in good standing under the laws of, each jurisdiction in which the nature of its business or the ownership or operation of its properties requires such qualification. It is not in default under or in violation of any provisions of its Certificate of Incorporation or Bylaws.

(c) Issuance of Stock. The shares of Datameg Stock to be issued by Datameg pursuant to the Share Exchange shall be validly issued, fully paid, and non assessable voting common stock. As of the date of Closing, the authorized number of shares of Datameg capital stock shall be five hundred and three million (503,000,000), four hundred and ninety-three million (493,000,000) of which are common stock, $.0001 par value, of which * shall be issued and outstanding, and ten million (10,000,000) of which are preferred stock, $.0001 par value, none of which shall be issued and outstanding.

(d) Reports. Beginning in August 2000, Datameg has filed all reports required to be filed with the Commission pursuant to the Exchange Act or the Securities Act (collectively, the "SEC Reports"), and has previously made available to NBR true and complete copies of all such SEC Reports as have been requested by NBR. Such SEC Reports, as of their respective dates, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and none of the such SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e) Investment Purposes Only. Datameg is purchasing the Shares solely for its own account, for investment purposes only and not with a view to, or any present intention of resale in connection with effecting a distribution of such securities or any part thereof or underwriting of any such stock except through underwriters pursuant to a registration or an available exemption under applicable law. Datameg acknowledges that the Shares have not been registered under the Securities Act or the securities laws of any state or other jurisdiction and cannot be disposed of unless they are subsequently registered under the Securities Act and any applicable state laws or exemption from such registration is available.

(f) No Sale of Securities. Datameg shall not sell, transfer, pledge or otherwise dispose of any of the Shares unless the shares are registered under the Securities Act of 1933 and under every applicable state securities law or unless transferred in a transaction satisfactory to NBR and its counsel for which registration under those laws is not required.

(g) No Intention to Sell. Datameg has no plan or intention to engage, directly or indirectly, in a sale, exchange, transfer, redemption or reduction in any way of its ownership of any of the Shares, and did not engage in any sale, exchange, transfer or redemption in any way of its ownership of stock in contemplation of the Share Exchange.

(h) Certificate of Incorporation and Bylaws. Attached hereto as Exhibit B are true and complete copies of Datameg's Certificate of Incorporation and Bylaws.

(i) Fair Market Value of Datameg Stock. The fair market value of the Datameg Stock received by NBR in the Share Exchange will approximately equal the fair market value of the stock surrendered in the Share Exchange by NBR.

Section 5. Conduct of Business Pending Closing. Pending the consummation of the Share Exchange, Datameg shall operate only in the ordinary course of business and shall take all necessary actions to preserve their goodwill and operations, and will not enter into any material contract except in the ordinary course of business or incur any material liability. Without limiting the generality of the foregoing, NBR shall take such actions as shall be necessary to cause the conditions specified in Section 6, as they relate to NBR, to be fulfilled.

Section 6. Further Agreements

(a) NBR Stockholders' Meeting; Proxy Material. NBR shall cause the NBR Stockholders' Meeting to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Stock Exchange. In connection with such meeting, NBR will (i) use its best efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby and (ii) otherwise comply with all legal requirements applicable to such meeting. The Board of Directors of NBR shall unanimously recommend approval and adoption of this Agreement and the Stock Exchange by NBR's stockholders and shall take all lawful action to solicit such approval including calling a special meeting of its stockholders and mail the Proxy Statement in connection therewith.

(b) Third Party Notices and Consents. During the period between the execution of this Agreement and the Closing Date, NBR will give any notices to third parties, and will diligently use all reasonable efforts to obtain any third-party consents, that Datameg may reasonably request in connection with the Share Exchange.

(c) Notice of Developments. Pending consummation of the Share Exchange, Datameg and the NBR shall give prompt written notice to each other of any material development affecting the ability of the parties to consummate the Share Exchange.

(d) Nondisclosure. NBR agrees not to make or permit any announcement or public disclosure, and not to issue or permit issuance of any press release, concerning this Agreement or the transactions contemplated by this Agreement prior to the Closing Date, without the prior approval of Datameg, except as required by law.

(e) Change of Board Control. Promptly, upon compliance with the requirements of Section 14(f) of the Exchange Act and Rule 14(f)-1promulgated thereunder * designees of NBR shall be appointed to serve the vacant unexpired terms of office of former members of Datameg's Board of Directors.

Section 7. Conditions Precedent to Obligations of Datameg. The obligations of Datameg to consummate the Share Exchange are subject to satisfaction of the following conditions on or before the Closing Date:

(a) Representations and Covenants. The representations and warranties of NBR contained in this Agreement shall be true and correct when made and shall continue to be true and correct on the Closing Date with the same full force and effect as if then made. NBR shall have performed all obligations in this Agreement required to be performed by it on or before the Closing Date.

(b) No Litigation. There shall be no effective injunction, writ, or preliminary restraining order of any nature issued by a court or governmental agency of competent jurisdiction restraining or prohibiting the consummation of implementation of the Share Exchange and threatened by any governmental or regulatory agency, or, except as disclosed, any other person with respect to the Share Exchange that Datameg in good faith, and with the advice of counsel, reasonably believes (i) is likely to result in any of the foregoing or (ii) may result in the payment of substantial damages by Datameg.

(c) Consents. Datameg shall have obtained the consent of a majority of its shareholders to the 100 to 1 reverse stock split and to the entry and closing of this Agreement. NBR and Datameg shall have obtained such consents, approvals, and assurances as are necessary or advisable in the opinion of Datameg, including approvals of applicable regulatory bodies, lenders and landlords, and other parties to material contracts.

(d) Legal Matters. The Share Exchange shall be legally permitted by all applicable laws and regulations, including all applicable securities law, and Datameg shall have completed its review of legal issues and shall have obtained such written representations and warranties of the NBR as it deems advisable, including representations and warranties of NBR Shareholders concerning their intent and obligation to hold the shares of Datameg issued to them in connection with the Share Exchange as an investment, for their own account, and not for resale or distribution.

(e) Closing Documents. At or before the closing, NBR shall have executed and delivered to Datameg all documents required by this Agreement to be delivered to Datameg by NBR. All documents and proceedings incident to the authorization, execution, and delivery of this Agreement by NBR and to the transactions contemplated by this Agreement that have not been previously approved by Datameg and its counsel shall be satisfactory to Datamegand its counsel.

(f) Full Participation. NBR's Board of Directors and all of its Shareholders shall have approved and Share Exchange and waived any appraisal rights.

Section 8. Conditions Precedent to Obligations of NBR. The obligations of NBR to consummate the Share Exchange are subject to satisfaction of the following conditions on or before the Closing Date:

(a) Representations and Covenants. (i) The representations and warranties of Datameg contained in this Agreement shall be true and correct when made and shall continue to be true and correct on the Closing Date with the same full force and effect as if then made; (ii) there shall not have been any material adverse change with respect to Datameg prior to the Closing Date; and (iii) Datameg shall have performed all obligations in this Agreement required to be performed by it on or before the Closing Date.

(b) No Litigation. There shall be no effective injunction, writ, or preliminary restraining order of any nature issued by a court or governmental agency of competent jurisdiction restraining or prohibiting the consummation or implementation of the Share Exchange and threatened by any governmental or regulatory agency, or any other person with respect to the Share Exchange that NBR, in good faith and with the advice of counsel, believe (i) is likely to result in any of the foregoing, or (ii) may result in the payment of substantial damages by Datameg.

(c) Legal Matters. The Share Exchange shall be legally permitted by allapplicable laws and regulations, including all applicable securities laws.

(d) Appraisal Rights. The waiver or expiration of all existing Datameg shareholders' rights to receive payment for shares under * of the Delaware General Corporation Law.

(e) Full Participation. NBR's Board of Directors and all of its Shareholders shall have approved the Share Exchange and waived any appraisal rights.

Section 9. Conditions Precedent to Obligations of NBR and Datameg. The obligations of NBR and Datameg to consummate the Share Exchange are subject to satisfaction of the following conditions on or before the Closing Date:

(a) Further Assurances. If at any time Datameg determines that any further assignments, conveyances, or assurances are necessary or desirable to vest in Datameg the title to the Shares, NBR shall execute such assignments, conveyances, or assurances and do all acts that may be necessary or appropriate to vest title in the Shares in Datameg and otherwise to carry out the intent and purposes of this Agreement.

(b) Governing Law and Choice of Venue. This Agreement, in every respect, shall be governed by and construed in accordance with the laws of Delaware, except any choice of law principles of Delaware that may direct the interpretation or enforcement of this Agreement to the law of any other jurisdiction, notwithstanding that some of the parties to this Agreement are or may be residents of another state.

(c) Successors and Assigns. A party shall not assign any of its rights or delegate any of its obligations under this Agreement without the prior, written consent of the other parties. All of the terms of this Agreement shall be binding upon and inure to the benefit of and be enforceable by and against the successors, legal representatives and permitted assigns of the parties to this Agreement.

(d) Entire Agreement. This Agreement, including the exhibit and the other documents delivered pursuant to this Agreement, constitute the full and entire understanding and agreement among the parties concerning the subject matter of this Agreement, and supersedes all prior agreements and negotiations, oral or written, concerning that subject matter, all of which are merged into this Agreement.

(e) Amendment. A modification or amendment of this Agreement is effective only if it is in writing and executed by all the parties.

(f) Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

(g) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

(h) Delays or Omissions. No delay or omission in exercising any right, power, or remedy of any party to this Agreement, upon any breach or default of any other party to this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring. To be effective, any waiver, permit, consent or approval of any kind on the part of any party to this Agreement of any breach or default under this Agreement, or any waiver of any provisions or conditions of this Agreement, must be in writing. Unless otherwise specified in this Agreement, all remedies of a party for a breach of this Agreement shall be cumulative.

Section 10. Termination. This Agreement may be terminated and the Share Exchange may be abandoned at any time prior to the Effective Times (notwithstanding any approval of this Agreement by the stockholders of NBR):

(a) by mutual written agreement of NBR and Datameg

(b) by either NBR or Datameg, if:

(i) Share Exchange has not been consummated on or before June 30, 2009 (the "END DATE"); provided that the right to terminate this Agreement pursuant to this Section 10 shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Share Exchange to be consummated by the End Date;

(ii) (A) there shall be any law or regulation that makes consummation of the Share Exchange, as applicable, illegal or otherwise prohibited or (B) any judgment, injunction, order or decree of any court or other Governmental Authority having competent jurisdiction enjoining NBR and Datameg from consummating the Share Exchange is entered and such judgment, injunction, judgment or order shall have become final and non-appealable; or

(iii) NBR Stockholders' Approval shall not have been obtained at the NBR Stockholders' Meeting (or any adjournment or postponement thereof);

(iv) Datameg Stockholders' Approval shall not have been obtained at the Datameg Stockholders' Meeting (or any adjournment or postponement thereof);

(c) by Datameg if:

(i) the Board of Directors of NBR shall have failed to recommend or shall have withdrawn, or modified in a manner adverse to Datameg, its approval or recommendation of this Agreement and the Share Exchange, or shall have materially breached its obligation to call the NBR Stockholders' Meeting in accordance with Section 6(a) (or the Board of Directors of NBR resolves to do any of the foregoing);

(ii) NBR shall have willfully and materially breached any of its obligations under this Agreement or

(iii) a breach of any representation, warranty, covenant or agreement on the part of NBR set forth in this Agreement shall have occurred that would cause any of the conditions set forth not to be satisfied, and such condition shall be incapable of being satisfied by the End Date.

(d) by NBR, if:

(i) Datameg shall have willfully and materially breached any of its obligations under this Agreement or

(ii) a breach of any representation, warranty, covenant or agreement on the part of Datameg set forth in this Agreement shall have occurred that would cause any of the conditions set forth not to be satisfied, and such condition shall be incapable of being satisfied by the End Date.

The party desiring to terminate this Agreement pursuant to this Section 10 shall give notice of such termination to the other party.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

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Datameg Corporation By: _______________________________ James Murphy, President and CEO	Natural Blue Solutions, Inc. By: _______________________________ Toney Anaya, Chairman and CEO And By:____________________________ Paul Pelosi Jr., President and COO